EXHIBIT 4.4

                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated September 1, 2004, is made by and between Bruce Arthur Hall ("Consultant"), and Nannaco, Inc., a Texas corporation ("Client").

WHEREAS, Consultant has extensive background in the area of accounting and auditing for small and medium-size publicly held companies;

WHEREAS, Consultant has in the past performed accounting and auditing services for Client and desires to continue engagement with Client to provide consulting services regarding accounting and auditing on the terms and subject to the conditions set forth herein (the "Services");

WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol "NNAC"; and

WHEREAS, Client desires to engage Consultant to provide the Services in its area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for all prior services rendered and for those services Consultant provides to Client, the parties agree as follows:

1. Services of Consultant.

Consultant agrees to perform for Client the Services. As such Consultant will provide bona fide services to Client in connection with accounting and auditing requirements.

2.       Consideration.

Client agrees to pay Consultant, in full satisfaction of all prior services rendered to Client, billed or unbilled, and for services going forward as set forth in Schedule A, attached hereto, the amount of 2,000,000 shares of common stock in the Client. Schedule A may be amended, supplemented or replaced at any time by mutual written consent of the parties.

3.       Confidentiality.
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Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.       Payment.

Client shall pay to Consultant all fees within the later of fifteen (15) days following October 30, 2004 or recapitalization of its common stock. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the Services provided by Consultant, and will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees. It is hereby expressly understood that this Agreement contemplates the payment, receipt and sale of marketable common stock in Client and unless and until such stock is delivered to Consultant the amount owing will continue to be carried by consultant as a cash receivable in the amount of $47,500.

5.       Indemnification.

(a)      Client.

Client agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the malpractice, gross negligence or willful misconduct of Client.

(b)      Consultant.

Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)      Notice.

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In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.       Termination and Renewal.

(a)      Term.

This Agreement shall become effective on the date appearing next to the signatures below and terminate upon completion of the items as set fort in Schedule A. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term. Schedule A may be amended, supplemented or replaced at any time by mutual written consent of the parties.

(b)      Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for compensation paid in advance for services not yet provided or for prior services rendered but not compensated, and shall responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)      Termination and Payment.

Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees set forth above through the effective date of termination or expiration of this Agreement.

7.       Miscellaneous.

(a)      Independent Contractor.

This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(b).     Rights Cumulative; Waivers.

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The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c)      Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d)      Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and overrides and supercedes all prior agreements on the between the parties regarding the subject matter herein. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(e)      Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(f)      Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(g)      Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

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(h)      Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)      Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(j)      Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(k)      Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Client:              Steve Careaga
                           7235 No. Creek Loop
                           Gig Harbor, WA  98335

With a copy to:            David M. Otto
                           The Otto Law Group, PLLC
                           900 4th Ave., Suite 3140
                           Seattle, Washington 98164

If to Consultant:          Bruce Arthur Hall
                           836 Blue Jay Lane
                           Coppell, TX 75019

(l)      Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of Washington without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Washington in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

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(m)     Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(n)      Survival of Provisions.

The provisions contained in paragraphs 3, 5, 6, and 7 of this Agreement shall survive the termination of this Agreement.

(o)      Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

                                                                       CLIENT:

Nannaco, Inc.

By :
     --------------------------------------
Steve Careaga - Executive Director


CONSULTANT:

By:
    ----------------------------------------
Name: Bruce Arthur Hall


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                                   Schedule A

Dollar Value, to be paid in
---------------------------
Item        Description               SEC File Date     common stock of Client
----        -----------               -------------     ----------------------
1.          10QSB, 3rd Quarter         8/15/04           500,000 shares
2.          10KSB                     12/30/04           500,000 shares
3.          10QSB, 1st Quarter         2/15/05           500,000 shares
4.          10QSB, 2nd Quarter         5/15/05           500,000 shares
                                                         ==============
                                                       2,000,000 shares

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